ROCKETFUEL
Crypto and Bank Payments Done Right.

San Francisco, February 12, 2024

Dear Rocketfuel Shareholder.

First, I'd like to thank you for your interest in and support of Rocketfuel.

As a publicly traded company, we're keeping our stakeholders updated through SEC filings, press releases, investor webinars, social media postings, and more. If you missed any of these, you can find copies at the investor section of our website: www.rocketfuel.inc.

Despite these efforts, we still get questions from some of you. The purpose of this letter is to provide you a general update, address some of these questions, direct you to where you can find more information, and invite you to contact us directly with any additional questions you may have.

All of the information below has been shared publicly.

General status

The company started operating in September 2020. We defined and refined our vision and first product, hired the team, built our first product (Ecommerce Pay In), tested it with our first customers to ensure optimal product-market fit, and started selling it in the spring of 2022.

We booked our first product revenue in Q2 2022: $8K. Our objective was to double our revenue on average each quarter sequentially which equals a 16x growth year over year. Although individual quarters vary, we are ahead of our objective.

Seven quarters of ~2x avg revenue growth quarter over quarter

Currently at $3M Annual Run Rate, Rev Margin: 5%+


Actual
Goal (X2)
800
700
600
500
400
300
200
100
0
8
40
42
101
235
765
646
Q2 22
Q3 22
Q4 22
Q1 23
Q2 23
Q3 23
Q4 23

The reason for the growth in revenue and volume is the introduction of two new products, the onboarding of new customers, and expansion of current customers' engagement with us. We completed 550,000 payment transactions in 2023 for aprox 125,000 unique shoppers and payees. Our merchants are happy with our technology and services, and we're proud to say that we have not lost a single customer in 2023 or 2024.

Our business model is to charge a percentage of our merchants' volume and our revenue is therefore dependent on their business volume. Earlier this year we shared that in Q4 2023, one of our partners had some problems that prevented our merchants from utilizing our solution 100%. This has now been resolved and volume is back to where it was. We also have one merchant that saw a significant drop in their business. While there are always small technical challenges and merchants' revenue changes, they do not have a material impact on our revenue. The issues above did have a material impact in Q4. With the partner issues resolved and our current pipeline, volume has continued to rise and, and our objective is to increase our revenue at least 1.5x per quarter on average during 2024 (equivalent to a growth of 5x year over year).

Financing.

As with most successful startups, our strategy is to invest in rapid growth to gain market share. This includes raising capital to fund this growth.

In the fall of 2023, we signed a definitive agreement with an investor (Johannes Pitzner Aps) to purchase 2,000,000 shares at $0.25/share. This investor was introduced to us by one of our partners, GK Kapital, which we've done business with before. Unfortunately, the investor defaulted on his obligation. The consequence was that we missed the $500K in our budgets and incurred unexpected legal costs.

While we have been able to build and grow our revenue, the market has changed and it has become harder to raise money at decent valuations in the public markets. We have therefore reduced our costs and we're now close to being cash flow neutral/positive. Our cost cuts include most of the management team converting their salaries to shares in the company to ensure our interests are aligned with our shareholders.

We're currently evaluating various financing alternatives. The good news is that with a growing business and satisfied customers, we have several options. If any of you know of people who would be interested in investing in RocketFuel, please contact us.

Public listing and trading of RocketFuel shares.

To compensate for the missing $500k investment in the fall, we had to reduce cost for our accounting department as well as external auditors and more. The result is that our shares have been moved from the OTCQB market to the OTC Expert market, which does not publish bid/ask

prices. In addition, there are restrictions on brokers' ability to trade shares on the Expert Market. Shares can still be traded privately.

The value of a company (and thereby its shares) is what investors and other companies are willing to pay for it. Companies similar to ours are valued in the private market at, and being sold for a factor 5-15X of current Annual Run Rate. Our current Annual Run Rate is approx. $3M.

Our priority is to continue to focus on our core business and grow our revenue and thereby our valuation while raising money at the best possible price to minimize dilution for all shareholders.

<u>Get in touch:</u>

Some of you contact us regularly with questions or comments. Please continue to do so.

You can contact us at: CEO@rocketfuel.inc and CFO@rocketfuel.inc.

Best Regards,

DocuSigned by: Peter Jensen 4C27BD113CF64DB...	DocuSigned by: Bennett J. Yankowitz A6D1B7646AD941F...
Perter Jensen, CEO	Ben Yankowitz, CFO.